As filed with the Securities and Exchange Commission on November 2, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Collegium Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Virginia	780 Dedham Street Suite 800 Canton, MA 02021	03-0416362
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

2015 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Michael T. Heffernan

President and Chief Executive Officer

780 Dedham Street

Suite 800

Canton, MA 02021

(781) 713-3699

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Steven J. Abrams, Esq.

Pepper Hamilton LLP

19th Floor, High Street Tower

125 High Street

Boston, MA 02110

(617) 204-5100

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Amended and Restated 2014 Stock Incentive Plan
- Common Stock, $0.001 par value per share	1,445,246	(2)	$9.72	(7)	$14,047,791.12	$1,415.00
- Common Stock, $0.001 par value per share	1,248,584	(3)(4)	$16.24	(8)	$20,277,004.16	$2,042.00
2015 Employee Stock Purchase Plan
- Common Stock, $0.001 par value per share	200,000	(5)(6)	$16.24	(9)	$3,248,000.00	$328.00
Total	2,893,830		—		$37,572,795.28	$3,785.00

(1)                                             In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                             Represents shares of common stock reserved for issuance pursuant to options outstanding under the Registrant’s Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”) as of the date of this Registration Statement, which amount may again become available for grant and issuance under the 2014 Plan in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised.

(3)                                             Represents shares of common stock reserved for future issuance under the 2014 Plan.

(4)                                             The number of shares reserved for issuance under the 2014 Plan will automatically increase on January 1st each year, starting on January 1, 2016 and continuing through January 1, 2025, by an amount equal to four percent (4%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, the Registrant’s board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the maximum number of shares that may be issued in respect of awards under the 2014 Plan or that the increase in the maximum number of shares that may be issued in respect of awards for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

(5)                                             Represents shares of common stock reserved for future issuance under the Registrant’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”).

(6)                                             The number of shares reserved for issuance under the 2015 ESPP will automatically increase on January 1st each year, starting on January 1, 2016 and ending on December 31, 2025, by an amount equal to the least of (a) 400,000 shares, (b) one percent (1%) of the total number of shares of the Registrant’s common stock outstanding on January 1st of each year, and (c) a number determined by the Registrant’s board of directors.

(7)                                             Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2014 Plan as of the date of this Registration Statement.

(8)                                             Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low sale prices of the Registrant’s common stock on the NASDAQ Global Select Market on October 28, 2015.

(9)                                             Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on October 28, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.

Collegium Pharmaceutical, Inc., a Virginia corporation (the “Registrant”), shall deliver or cause to be delivered documents containing the information specified by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) to participants in the Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”) and the 2015 Employee Stock Purchase Plan (the “2015 ESPP”) to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant is not filing such documents with the Commission, but these documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered pursuant to Rule 428(b)(1) of the Securities Act, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Collegium Pharmaceutical, Inc., 780 Dedham Street, Canton, MA 02021, Attention: Paul Brannelly, Executive Vice President and Chief Financial Officer, telephone number (781) 713-3699.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents of the Registrant, the 2014 Plan, and the 2015 ESPP filed or to be filed with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

(a)                                              The Registrant’s prospectus dated May 7, 2015 filed with the Commission pursuant to Rule 424(b) of the Securities Act in connection with its registration statement on Form S-1 originally filed by the Registrant on April 2, 2015, as amended (File No. 333-203208) (the “Form S-1”), which contains audited financial statements for the Registrant’s fiscal year ended December 31, 2014;

(b)                                              The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the Commission on June 22, 2015, and the amendments to the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the SEC on July 17, 2015;

(c)                                               The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the Commission on August 12, 2015;

(c)                                               The Registrant’s Current Reports on Form 8-K filed with the Commission on May 12, 2015, May 20, 2015, June 19, 2015 and August 10, 2015; and

(b)                                              The description of the Registrant’s Common Stock contained in the Form S-1, which description is incorporated by reference into the Form 8-A filed with the Commission on May 1, 2015 (Registration No. 001-37372) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and will be part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

The Registrant is a Virginia corporation. The Virginia Stock Corporation Act (the “VSCA”) permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Sections 13.1-696 and 13.1-704 of the VSCA generally authorize a Virginia corporation to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation if acting in their official capacity with the corporation or, in all other cases, at least not opposed to its best interests, and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director or officer, including in a proceeding brought by or in the right of the corporation, if authorized by its articles of incorporation or any bylaw or resolution adopted by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law. The Registrant’s amended and restated articles of incorporation require the Registrant to indemnify its directors and officers to the full extent permitted by the VSCA.

The Registrant’s amended and restated articles of incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant shall be liable in any proceeding brought by or on behalf of the Registrant or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.

The Registrant has entered into indemnification agreements with each of its directors and officers pursuant to which the Registrant has agreed to indemnify, including advancing expenses to, each of them against any liabilities that he or she may incur as a result of his or her service as a director or officer of the Registrant to the fullest extent permitted by Virginia law and the Registrant’s amended and restated articles of incorporation.

The Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act or otherwise.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Underwriting Agreement, dated May 6, 2015, by and between the Registrant, Jefferies LLC and Piper Jaffray & Co., as representative of the several underwriters listed in Schedule A thereto (collectively, the “Underwritiers”), provides for indemnification by the Underwriters of the Registrant and its executive officers and directors, for certain liabilities, including liabilities arising under the Securities Act.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Pepper Hamilton LLP (counsel to the Registrant) as to the legality of the securities being registered.
10.1(a)	Amended and Restated 2014 Stock Incentive Plan.
10.1(b)	Form of Incentive Stock Option Agreement under the Amended and Restated 2014 Stock Incentive Plan.
10.1(c)	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2014 Stock Incentive Plan.
10.1(d)	Form of Restricted Stock Award Agreement under the Amended and Restated 2014 Stock Incentive Plan.
10.2	2015 Employee Stock Purchase Plan.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

Item 9.  Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 2nd day of November, 2015.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael T. Heffernan, R.Ph.
Michael T. Heffernan, R.Ph.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Collegium Pharmaceutical, Inc., hereby severally constitute and appoint Michael T. Heffernan and Paul Brannelly, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Collegium Pharmaceutical, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Michael T. Heffernan, R.Ph.	President and Chief Executive Officer (Principal Executive Officer) and Director	November 2, 2015
Michael T. Heffernan, R.Ph.

/s/ Paul Brannelly	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2015
Paul Brannelly

/s/ Garen G. Bohlin	Director	November 2, 2015
Garen G. Bohlin

Signature	Title	Date

/s/ John G. Freund, M.D.	Director	November 2, 2015
John G. Freund, M.D.

/s/ Patrick Heron	Director	November 2, 2015
Patrick Heron

/s/ David Hirsch, M.D., Ph.D.	Director	November 2, 2015
David Hirsch, M.D., Ph.D.

/s/ Eran Nadav, Ph.D.	Director	November 2, 2015
Eran Nadav, Ph.D.

/s/ Gino Santini	Director	November 2, 2015
Gino Santini

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Pepper Hamilton LLP (counsel to the Registrant) as to the legality of the securities being registered.
10.1(a)	Amended and Restated 2014 Stock Incentive Plan.
10.1(b)	Form of Incentive Stock Option Agreement under the Amended and Restated 2014 Stock Incentive Plan.
10.1(c)	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2014 Stock Incentive Plan.
10.1(d)	Form of Restricted Stock Award Agreement under the Amended and Restated 2014 Stock Incentive Plan.
10.2	2015 Employee Stock Purchase Plan.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).